Exhibit e.10

LETTER AGREEMENT

Managers AMG Funds

Distribution Agreement

December [15], 2006

Managers Distributors, Inc.

800 Connecticut Avenue

Norwalk, Connecticut 06854

Attn: Peter M. Lebovitz

Re:	Distribution Agreement between Managers Distributors, Inc. and Managers AMG Funds, dated as of April 1, 2002

Ladies and Gentlemen:

Managers AMG Funds (the “Trust”) hereby advises you that it is creating a new series to be named Systematic Mid Cap Value Fund (the “New Fund”), and that the Trust desires Managers Distributors, Inc. (“MDI”) to provide distribution services with respect to the New Fund pursuant to the terms and conditions of the Distribution Agreement between the Trust and MDI dated April 1, 2002.

Additionally, the Distribution Agreement is hereby amended by adding the following sentence after the second sentence of Section 4 thereof: “The Distributor shall be entitled to receive additional compensation with respect to certain series of the Trust, as set forth on Schedule A attached hereto.” Attached as Exhibit A to this Letter Agreement is an amendment to Schedule A to the Distribution Agreement.

Please acknowledge your agreement to provide the services contemplated by the Distribution Agreement with respect to the New Fund and your agreement to amend the Distribution Agreement by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

Managers AMG Funds

By:
Name:
Title:

ACKNOWLEDGED AND ACCEPTED

Managers Distributors, Inc.

By:
Name:
Title:

EXHIBIT A

Amendment to

Schedule A

The Distributor shall be entitled to receive, in addition to any sales charges described in the then current Prospectus(es) and Statement(s) of Additional Information of the Trust, an amount equal to the percentage specified below of the average daily value of the net assets represented by the following classes of shares of the following series of the Trust:

Series/Class	Percentage of Average Daily Value of Net Assets
Systematic Mid Cap Value Fund
Class A	0.25%
Class C	1.00%